Exhibit 99.1

SM ENERGY REPORTS 2015 PRODUCTION, REALIZED PRICES
AND YEAR-END CREDIT METRICS

Denver, Colorado January 20, 2016 - SM Energy Company (NYSE: SM) announces today certain year-end 2015 results with highlights that include:

•	64.2 MMBoe full year production, at the high end of guidance range and up 21% year-over-year adjusted for Mid-Continent natural gas assets sold

•	14.9 MMBoe fourth quarter production; oil component increased sequentially to 29%

•	Better positioned for 2017 with sizable increase in natural gas hedges at an average price of $4.26 per MMBtu; achieved by rolling future year positions into 2017

•
Well hedged for 2016 - applying fourth quarter 2015 production equivalents, the Company has hedges in place for approximately 50% of natural gas, 48% of NGLs (including nearly 90% of propane volumes) and 32% of oil

•	$1.3 billion liquidity ($202 million year-end outstanding on credit facility); 2016 strategy to spend within adjusted EBITDAX and maintain strong balance sheet and liquidity

•	Debt:adjusted EBITDAX is estimated to be 2.3 times at year-end 2015 - top tier among peers

•	Strong fourth quarter pre-hedge price realizations, including an average WTI oil differential of ($7.09) per barrel and natural gas realizations at 104% of NYMEX

President and Chief Executive Officer Jay Ottoson comments: “SM Energy enters 2016 in a solid position. We have a particularly strong balance sheet, exemplified by low debt:adjusted EBITDAX, have nearly 44% of 2016 production hedged (assuming flat fourth quarter 2015 production as a benchmark) at average pricing in excess of $88/per barrel oil and $3.60 per MMBtu natural gas, and have ample liquidity of $1.3 billion. As we have indicated previously, we are planning a 2016 capital program with total spending within adjusted EBITDAX. Operationally, we continue to make better wells for lower costs, and our production performance reflects continued strong well performance from our programs in the Eagle Ford and Bakken/Three Forks.”

PRODUCTION
	Fourth Quarter 2015	Full Year 2015
Oil (MMBbls)	4.4	19.2
Natural gas (Bcf)	40.2	173.6
NGLs (MMBbls)	3.8	16.1
MMBoe	14.9	64.2

•	Full year 2015 production includes production from Mid-Continent assets sold mid-year

REALIZED COMMODITY PRICES
	Fourth Quarter 2015	Full Year 2015
	$Pre/Post Hedge	$Pre/Post Hedge
Oil (per Bbl)	$34.93/$55.81	$41.49/$60.34
Natural gas (per Mcf)	$2.19/$2.96	$2.57/$3.28
NGLs (per Bbl)	$14.99/$15.60	$15.92/$17.61
Per Boe	$20.03/$28.40	$23.36/$31.34

DEBT AND LIQUIDITY
The Company ended 2015 with long-term debt of $2.55 billion, including $2.35 billion principal balance of senior notes and $0.20 billion drawn on its revolving credit facility. The Company’s revolving credit facility has a borrowing base of $2.0 billion and aggregate commitments of $1.5 billion, which the Company expects will provide substantial liquidity.
COMMODITY DERIVATIVE CONTRACTS
As of January 19, 2016, the Company has the following commodity hedge positions in place for settlement in 2016:

PERIOD	OIL		NATURAL GAS		NGLs
	Volume	Price	Volume	Price	Volume	Price
	MBbls	$/Bbl	BBtu	$/MMBtu	MBbls	$/Bbls
1Q16	1,868	$86.93	23,341	$3.82	2,250	$15.67
2Q16	1,752	$86.73	20,780	$3.40	2,018	$15.71
3Q16	1,170	$90.29	18,829	$3.38	1,613	$14.22
4Q16	780	$90.05	17,236	$3.82	1,479	$13.97

•	Includes derivatives contracts for settlement anytime during the current quarter and later periods through 2016

•	Prices are weighted averages; natural gas prices reflect the weighted average of regional contract positions and are no longer adjusted to a NYMEX equivalent

•	NGL positions are butanes, propane, and ethane only 1Q16-2Q16 and propane and ethane only 3Q16-4Q16
In addition, subsequent to December 31, 2015, the Company increased its natural gas hedge positions for 2017 to 76,135 BBtu at an average price of $4.26 per MMBtu, significantly supporting 2017 cash flows. The Company executed this by offsetting 2018 and 2019 natural gas derivative contracts and effectively rolling those contracts into 2017 volumes. Quarterly natural gas hedge positions for 2017 are updated as follows, and the Company no longer has natural gas derivative contracts in place for 2018 and 2019:

PERIOD	NATURAL GAS
	Volume	Price
	BBtu	$/MMBtu
1Q17	21,136	$4.07
2Q17	19,572	$4.35
3Q17	18,272	$4.35
4Q17	17,155	$4.30

•	Prices are weighted averages of regional contract positions

FORWARD LOOKING STATEMENTS
This release contains forward-looking statements within the meaning of securities laws, including forecasts and projections. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “project,” “will” and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward-looking statements. These risks include factors such as the availability, proximity and capacity of gathering, processing and transportation facilities; the volatility and level of oil, natural gas, and natural gas liquids prices, including any impact on the Company’s asset carrying values or reserves arising from price declines; uncertainties inherent in projecting future rates of production or other results from drilling and completion activities; the imprecise nature of estimating oil and gas reserves; uncertainties inherent in projecting future drilling and completion activities, costs or results, including from pilot tests; the uncertainty of negotiations to result in an agreement or a completed transaction; the uncertain nature of divestiture, joint venture, farm down or similar efforts and the ability to complete any such transactions; the uncertain nature of expected benefits from the actual or expected divestiture, joint venture, farm down or similar efforts; the availability of additional economically attractive exploration, development, and acquisition opportunities for future growth and any necessary financings; unexpected drilling conditions and results; unsuccessful exploration and development drilling results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company's commodity price risk management strategy; uncertainty regarding the ultimate impact of potentially dilutive securities; and other such matters discussed in the “Risk Factors” section of SM Energy's 2014 Annual Report on Form 10-K, as such risk factors may be updated from time to time in the Company's other periodic reports filed with the Securities and Exchange Commission. The forward-looking statements contained herein speak as of the date of this announcement. Although SM Energy may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.
ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.
SM ENERGY CONTACTS
INVESTORS:
Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507
MEDIA:
Patty Errico, perrico@sm-energy.com, 303-830-5052